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                                   December 2, 1996





Board of Directors
MAF Bancorp, Inc.
55th Street & Holmes Avenue
Clarendon Hills, Illinois  60514

        Re: MAF Bancorp, Inc. 1990 Incentive Stock Option Plan - Registration Statement on Form S-8 for 200,000 Additional Shares of Common Stock

Lady and Gentlemen:

        We have acted as counsel for MAF Bancorp, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 200,000 additional shares of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, as amended (the "Plan"). A Registration Statement on Form S-8 registering 523,462 shares (the original 317,250 shares automatically adjusted to reflect a 3-for-2 stock split distributed on August 26, 1993 and a 10% stock dividend distributed on August 31, 1995) of the Company's Common Stock, $.01 par value, reserved for issuance under the Plan was filed with the Securities and Exchange Commission (the "SEC") on February 14, 1992 (SEC File No. 33-45794) which is incorporated by reference into this Form S-8 being filed today.

        As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary.

        Based on the foregoing and limited in all respects to Delaware law and the facts as they exist on the date hereof, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon the issuance of the Shares in the manner described in the Plan, will be validly


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Board of Directors
MAF Bancorp, Inc.
December 2, 1996
Page 2




issued, fully paid and nonassessable. The following provisions of the Company's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

        (a) Section D of Article EIGHTH which grants the Board of Directors of the Company ("Board") the authority to construe and apply the provisions of Subsection C.8 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon the authority of the directors of the Company under such provisions; and

        (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                                                  Very truly yours,



                                                  /s/ MULDOON, MURPHY & FAUCETTE
                                                  ------------------------------
                                                  MULDOON, MURPHY & FAUCETTE